EXHIBIT 10.(g)

UNIVERSAL FOREST PRODUCTS, INC.

DEFERRED COMPENSATION PLAN

(Restated effective June 1, 2011)

Prepared by:
Miller Johnson
250 Monroe Avenue, N.W., Suite 800
P.O. Box 306
Grand Rapids, MI 49501-0306
(616) 831-1700

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			Page

Article 8	Miscellaneous		18
	8.1	No Employment Rights	18
	8.2	Amendment	18
	8.3	Termination	18
	8.4	Severability	18
	8.5	Construction	18
	8.6	Governing Law	18
Signature			19

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UNIVERSAL FOREST PRODUCTS, INC.
DEFERRED COMPENSATION PLAN

Article 1

Establishment and Purpose

1.1	History of the Plan

Universal Forest Products, Inc. (the “Company”) established the Universal Forest Products, Inc. Deferred Compensation Plan (the “Plan”) as of December 27, 1995.  The Plan has periodically been amended.  The Plan was most recently amended and restated effective January 1, 2009.

1.2	This Document

By this document, the Company is amending and restating the Plan as of June 1, 2011.

1.3	Purpose

The Company desires to retain the services of a select group of executives who contribute to the profitability and success of the Company.  The Company maintains the Plan to provide the executives who participate in the Plan with the opportunity to defer a portion of their Compensation and have additional retirement income.

1.4	Status of Plan Under ERISA

The Plan is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA.  Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.  The existence of any Trust Fund is not intended to change this characterization of the Plan.

1.5	Compliance with Section 409A

To the extent the Plan provides deferred compensation under Section 409A of the Code, the Plan is intended to comply with Section 409A.  The Plan is intended to be interpreted consistent with the requirements of Section 409A of the Code.

Article 2

Definitions

The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning.  All references in the Plan to specific articles or sections shall refer to Articles or Sections of the Plan unless otherwise stated.

2.1	Account

“Account” means the bookkeeping record of the Participant’s benefits under the terms of the Plan.

2.2	Administrative Committee

“Administrative Committee” means the administrative committee periodically appointed by the Board of Directors to assist the Plan Administrator with the day-to-day operation of the Plan.

2.3	Base Salary

“Base Salary” means a Participant’s regular wage or salary and commissions from the Company, not including Bonuses or other types of irregular compensation.  Base Salary excludes any amounts earned before a Participant’s election to make Elective Deferrals from such wage or salary.

2.4	Beneficiary

“Beneficiary” means the beneficiary designated in writing by the Participant to receive benefits from the Plan in the event of his death.  The Beneficiary shall be designated on a form provided by the Plan Administrator, and the Participant may change the Beneficiary designation at any time by signing and delivering a new form to the Plan Administrator.

If the Participant designates a trust as Beneficiary, the Plan Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust.  Further, the Plan Administrator shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

If a Participant designates the Participant’s spouse as Beneficiary and the Participant and spouse are subsequently divorced, the judgment of divorce shall be considered to revoke the prior Beneficiary designation of the spouse.

The rules of this paragraph apply unless provided otherwise in the Participant’s Beneficiary designation form.  If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary.  If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary’s heirs in the manner described in the next paragraph.  If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary’s heirs in the manner described in the next paragraph as if the Beneficiary was the Participant.

If the Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, payment shall be made to the Participant’s estate.

The facts shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of Trustee shall be conclusive as to the amount properly payable.  The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Plan.

2.5	Board

“Board” means the governing body of Universal Forest Products, Inc.

2.6	Bonus

“Bonus” means a payment of cash compensation other than Base Salary to a Participant on or about March 15 each year as a reward for exceptional performance during the prior Calendar Year.

2.7	Calendar Year

“Calendar Year” means the period of January 1 through the following December 31.

2.8	Change in Control

“Change in Control” means that one of the following events has occurred with regard to Universal Forest Products, Inc.:

(a)           Sale of 40% or more of the material operating assets of Universal Forest Products, Inc. to a person or entity not affiliated with Universal Forest Products, Inc.;

(b)           The acquisition of more than 30% of the common stock of Universal Forest Products, Inc. by a person, entity or group of people or entities acting as a group for voting or control purposes, who are not affiliated with Universal Forest Products, Inc.; or

(c)           Replacement of a majority of the members of the Board during a 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the appointments or elections.

For purposes of the Plan, Universal Forest Products, Inc. is “affiliated with” another person if that person has an ownership interest in Universal Forest Products, Inc.  Universal Forest Products, Inc. is “affiliated with” another entity if the other entity has an ownership interest in Universal Forest Products, Inc.

2.9	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.10	Company

“Company” means Universal Forest Products, Inc. and its wholly owned subsidiaries and affiliates, except to the extent that any such subsidiary or affiliate maintains its own plan providing similar benefits or is expressly excluded from participation under the Plan, and any successor thereto.

2.11	Compensation

“Compensation” means the sum of the following:

(a)           A Participant’s wages and other payments which are reported on IRS Form W-2.  However, this amount shall be determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

(b)           An Employee’s salary deferral contributions to a Code Section 401(k) plan.

(c)           A Participant’s pay reduction contributions to a cafeteria plan under Section 125 of the Code.

(d)           A Participant’s pay reduction contributions to a qualified transportation fringe benefit plan under Section 132(f) of the Code.

(e)           A Participant’s pay reduction contributions to a simplified employee pension plan under Section 402(h)(1)(B) of the Code.

2.12	Determination Period

“Determination Period” means with respect to an Employee who has a Separation from Service from the Company between January 1 and March 31, the second Calendar Year preceding the Calendar Year during which the Separation from Service occurred.  If the Employee has a Separation from Service between April 1 and December 31, the Determination Period is the preceding Calendar Year.

2.13	Distributable Event

“Distributable Event” means a “triggering” event for a distribution to a Participant.  A Participant’s Distributable Events are described in Section 5.1.

2.14	Elective Deferrals

“Elective Deferrals” are the amounts by which a Participant agrees to reduce his Base Salary or Bonus in order to have amounts credited to his Account.

2.15	Employee

“Employee” means any individual who, for tax purposes, is considered to be a common-law employee of the Company.  An individual who is treated by the Company as an independent contractor for tax purposes is not an Employee.

2.16	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17	Investment Results

“Investment Results” means the hypothetical earnings, gains and losses achieved by an investment fund elected by a Participant under Section 4.3.  The Investment Results for a Participant shall be determined as if the portion of his Account which was deemed to be invested in the investment fund had actually been invested in the investment fund during the relevant time period.

2.18	Key Employee

“Key Employee” means any Employee who at any time during the Determination Period was:

(a)           An officer of the Company or a Related Employer whose annual Compensation from the Company and all Related Employers is more than $145,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2007);

(b)           A person having more than a 5% ownership interest in the Company or a Related Employer; or

(c)           A person having more than a 1% ownership interest in the Company or a Related Employer and whose annual Compensation from the Company and all Related Employers is more than $150,000.

The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(1) of the Code and the applicable regulations and guidance.

2.19	Participant

“Participant” means an Employee or former Employee of the Company who has met the requirements for participation under Article 3, and who is or may become eligible to receive benefits from the Plan.

2.20	Plan

“Plan” means the Universal Forest Products, Inc. Deferred Compensation Plan.

2.21	Plan Administrator

“Plan Administrator” means the fiduciary responsible for the operation and administration of the Plan as provided in Article 7.  Universal Forest Products, Inc. shall be the Plan Administrator.

2.22	Plan Year

“Plan Year” means the 12-consecutive-month period beginning on January 1 and ending on the following December 31.

2.23	Related Employer

“Related Employer” means:

(a)           Any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Code, but substituting “at least 20%” for “at least 80%” each place it appears in Section 414(b) of the Code and the Treasury regulations issued thereunder; or

(b)           Any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Code, but substituting “at least 20%” for “at least 80%” each place it appears in Section 414(b) of the Code and the Treasury regulations issued thereunder.

2.24	Separation from Service

“Separation from Service” means a “separation from service” under Section 409A of the Code.  Generally, this occurs if the Employee is reasonably anticipated to have a substantial permanent reduction in the bona fide level of services provided to the Company and all Related Employers (whether provided as an employee or an independent contractor).  The reduction shall be “substantial” only if the reduced bona fide level of services is less than 50% of the average bona fide level of services provided by the Employee to the Company and all Related Employers during the immediately preceding 36 months (or the Participant’s entire period of service, if less than 36 months).

2.25	Total Disability

“Total Disability” means the Participant meets one of the following requirements:

(a)           The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or

(b)           The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored disability plan.

The existence of a Total Disability shall be established by the certification of a physician or physicians selected by the Plan Administrator, unless the Plan Administrator determines that an examination is unnecessary.  Alternatively, a Participant shall be considered to have a Total Disability if the Participant is determined to be disabled by the Social Security Administration.

2.26	Trust Agreement

“Trust Agreement” means the trust agreement used to establish the Trust Fund.

2.27	Trust Fund

“Trust Fund” means the assets held under the Trust Agreement.

2.28	Trustee

“Trustee” means the financial institution designated as trustee by the Company pursuant to Article 6.

2.29	UFP Stock

“UFP Stock” means shares of Universal Forest Products, Inc. Common Stock.

2.30	Year of Service

“Year of Service” means a 12-month period of employment with the Company or any Related Employer.  Individual periods of service are aggregated at the rate of one month for each 30 days.

Article 3

Participation

3.1	Eligibility for Participation

The Administrative Committee, with the approval of the Board, shall determine the Employees who are eligible to participate in the Plan.  An Employee shall begin to participate in the Plan on the date designated by the Administrative Committee.  It is intended that participation be limited to Employees who will qualify as members of a “select group of management or other highly compensated employees” under Title I of ERISA.  In general, the Employees who are eligible to participate are the officers, general managers of operations, operations managers, sales managers, plant managers, Executive Account Managers, and past and present members of the President’s Club (as such group is now or hereafter named and constituted) of the Company as well as select corporate department heads, purchasing directors, regional executive managers and senior managers of the Company.

As a condition for participation in the Plan, the Employee must sign a participation agreement provided by the Administrative Committee.  The Employee shall acknowledge in the participation agreement that he is an unsecured creditor of the Company with regard to any benefits under the Plan and waive any right to a priority claim with regard to the benefits.  The Employee may also be required to complete other forms as a condition for participation.

3.2	Termination of Active Participation

The Administrative Committee may remove an Employee from further active participation in the Plan.  If this occurs, the Employee shall not have any additional amounts credited to his Account under Section 4.2.  But amounts shall continue to be credited to a Participant’s Account under Section 4.3 until the amounts credited to the Participant’s Account are distributed.

Article 4

Amounts Credited to Accounts

4.1	Participants’ Accounts

The Plan Administrator shall maintain an Account for each Participant to record the Participant’s benefits under the terms of the Plan.  A Participant’s Account is for bookkeeping purposes only.  The Company is not required to make contributions to the Trust Fund to fund the amounts credited to a Participant’s Account.

Amounts shall be credited to a Participant’s Account as provided in this Article.

4.2	Amounts Credited Based Upon Elective Deferrals

The Plan Administrator shall credit a Participant’s Account with the amount of a Participant’s Elective Deferrals as follows:

(a)           Time of Election--Base Salary  Before the beginning of each Calendar Year, a Participant may make a written election to make Elective Deferrals equal to a specified dollar amount of the Participant’s Base Salary earned during that Calendar Year.  But the following special rules apply:

(1)           If an Employee initially becomes a Participant during a Calendar Year, the Employee may make an election within 30 days after the Employee becomes a Participant to make Elective Deferrals from any Base Salary earned after the election is made.

(2)           If a Participant does not make a new election for a Calendar Year, no amount shall be deferred from the Participant’s Base Salary for that Calendar Year.

(3)           All Elective Deferrals of Base Salary shall be deducted in equal amounts from the Participant’s last paycheck of each month until the Participant has deferred the maximum annual amount described in subsection (c) below or the maximum annual amount elected by the Participant.

Except as provided in subsection (e) or (f), a Participant’s election to make Elective Deferrals from Base Salary earned during a Calendar Year is irrevocable during that Calendar Year.

(b)           Time of Election--Bonus  No later than June 30 of each Calendar Year, a Participant may make a written election to make Elective Deferrals equal to a specified percentage or dollar amount of the Participant’s Bonus earned during that Calendar Year.  If a Participant does not make a new election for a Calendar Year, no amount shall be deferred out of the Participant’s Bonus for that Calendar Year.

Except as provided in subsection (e) or (f), a Participant’s election to make Elective Deferrals from Bonuses earned during a Calendar Year is irrevocable after June 30 of the Calendar Year.

(c)           Maximum Amount of Elective Deferrals  A Participant may defer up to the following amounts otherwise payable to the Participant each Calendar Year:

(1)           $15,000 of Base Salary.

(2)           50% of Bonuses not to exceed $100,000 for executive officers, $50,000 for other officers, $25,000 for general managers of operations, operations managers and corporate department heads, and $10,000 for all other Participants.

The Plan Administrator may also periodically establish additional rules relating to a Participant’s Elective Deferrals (for example, a minimum amount permitted).

(d)           Crediting of Elective Deferrals to Accounts  A Participant’s Elective Deferrals shall be credited to his Account as soon as administratively feasible after the amounts otherwise would have been paid to the Participant.

(e)           Suspension After Hardship Withdrawal from Plan  Despite any other provision, if a Participant receives a hardship withdrawal as a result of an unforeseeable emergency under 5.5 hereof on or after January 1, 2012, any Base Salary or Bonus deferral election previously made by the Participant shall be cancelled.  Any deferral election made after the date of a hardship withdrawal under Section 5.5 hereof must be made in accordance with subsection (a) or (b) above.

(f)           Suspension After Hardship Withdrawal from 401(k) Plan  Despite any other provision, if a Participant receives a hardship withdrawal under the Universal Forest Products, Inc. Employees’ Profit Sharing and 401(k) Plan, no Elective Deferrals shall be deducted from the Participant’s Base Salary or Bonus or credited to the Participant’s Account for six months after receipt of the hardship withdrawal.  At the end of the six-month period, Elective Deferrals may only begin again if the Participant makes a new election in accordance with subsection (a) or (b), to defer his Base Salary or Bonus for a Calendar Year beginning at least six months after the hardship withdrawal was made.

(g)           Elections Relating to In-Service Distributions  A Participant may also make an election to receive an in-service distribution of the portion of the Bonus he elected to defer for any Calendar Year (but not Base Salary deferrals or investment earnings).  The election will only be effective if:

(1)           The election is made by the deadline for making a Bonus deferral election for a Calendar Year;

(2)           The payment date is at least 12 months after the end of the Calendar Year during which the Bonus was deferred; and

(3)           The Participant remains employed by the Company or a Related Employer until the elected payment date.

The amount distributed will be the lesser of the amount of the Bonus the Participant elected to be paid as of the date it was deferred and the value of the Bonus on the date of distribution.

(h)           Withholding of Payroll Taxes  Any payroll taxes the Company must withhold on a Participant’s Base  Salary or Bonus deferrals (including any amount that must be withheld because of the discount on UFP Stock provided to Participants whose deferrals are treated as invested in UFP Stock for the year) will be withheld from the portion of the Participant’s Base Salary or Bonus that the Participant does not elect to defer before any amount is credited to the Participant’s Account.

4.3	Amounts Credited Based Upon Investment Results

A Participant may choose among different investment funds made available by the Plan Administrator for purposes of determining the Investment Results credited to his Account.  The Plan Administrator may change these investment funds.

The Plan Administrator shall periodically establish administrative rules for a Participant to make and change his investment elections and rules regarding the crediting of Investment Results.  Amounts shall be credited to a Participant’s Account under this Section until the Participant’s Account is completely distributed.

The Company shall be under no obligation to make investments that correspond to the Participant’s investment elections, even though the Participant’s elections are used to determine the Participant’s Investment Results.

If all or a portion of a Participant’s Elective Deferrals for a Calendar Year are deemed to be invested in UFP Stock, the number of shares of UFP Stock credited to the Participant’s Account shall be increased to reflect a fifteen percent (15%) discount to market, determined based on the closing market price of UFP Stock on the day the amount would have been paid to the Participant if he had not elected to defer it.  The number of shares credited to the Participant’s Account as a result of any deferral of Base Salary or Bonus shall equal:

(x ÷ .85)
z

where x equals the amount the Participant defers and z equals the closing market price of UFP Stock on the day the amount would have been paid to the Participant if he had not elected to defer it.  Elective Deferrals that are treated as being invested in UFP Stock shall continue to be treated as invested in UFP Stock until the Elective Deferrals are distributed to the Participant.

4.4	Required Investments in UFP Stock

(a)           A Participant’s Elective Deferrals from Base Salary for any Calendar Year will be deemed to be invested in UFP Stock unless:

(1)           If the Participant has less than five Years of Service with the Company as of the December 31 immediately preceding the first day of the Calendar Year, the Participant owns UFP Stock with a market value as of the preceding September 30 of at least one (1) times the Participant’s annualized box 1 W-2 compensation for the second Calendar Year preceding the Calendar Year for which the Elective Deferrals are being made;

(2)           If the Participant has at least five but less ten Years of Service with the Company as of the December 31 immediately preceding the first day of the Calendar Year, the Participant owns UFP Stock with a market value as of the preceding September 30 of at least two (2) times the Participant’s annualized box 1 W-2 compensation for the second Calendar Year preceding the Calendar Year for which the Elective Deferrals are being made; or

(3)           If the Participant has ten or more Years of Service with the Company as of the December 31 immediately preceding the first day of the Calendar Year, the Participant owns UFP Stock with a market value as of the preceding September 30 of at least three (3) times the Participant’s annualized box 1 W-2 compensation for the second Calendar Year preceding the Calendar Year for which the Elective Deferrals are being made.

For purposes of this subsection, if a Participant’s box 1 W-2 compensation for any Calendar Year is for work performed for less than a 12-month period, the Participant’s box 1 W-2 compensation for the Calendar Year shall be annualized by multiplying his box 1 W-2 compensation by 12 and dividing it by the number of full and partial months he worked during the year.

(b)           If the applicable requirement detailed in subsection (a) above is met as of the December 31 of the preceding Calendar Year, the Participant may direct that his Elective Deferrals from Base Salary for the Calendar Year be credited with earnings or losses based on any investment option available under the  Plan.

(c)           A Participant’s Elective Deferrals from Bonuses for a Calendar Year will be deemed to be invested in UFP Stock unless:

(1)           If the Participant has less than five Years of Service with the Company as of the December 31 preceding the June 30 by which the election must be made, the Participant owns UFP Stock with a market value as of the preceding April 30 of at least one (1) times the Participant’s annualized box 1 W-2 compensation for the Calendar Year preceding the Calendar Year for which the Elective Deferral from his Bonus is made.

(2)           If the Participant has at least five but less than ten Years of Service with the Company as of the December 31 preceding the June 30 by which the election must be made, the Participant owns UFP Stock with a market value as of the preceding April 30 of at least two (2) times the Participant’s annualized box 1 W-2  compensation for the Calendar Year preceding the Calendar Year for which the Elective Deferral from his Bonus is made; or

(3)           If the Participant has ten or more Years of Service with the Company as of the December 31 preceding the date by which the election must be made, the Participant owns UFP Stock with a market value as of preceding April 30 of at least three (3) times the Participant’s annualized box 1 W-2 compensation for the Calendar Year preceding the Calendar Year for which the Elective Deferral from his Bonus is made.

For purposes of this subsection, if a Participant’s box 1 W-2 compensation for any Calendar Year is for work performed for less than a 12-month period, the Participant’s box 1 W-2 compensation for the Calendar Year shall be annualized by multiplying his box 1 W-2 compensation by 12 and dividing it by the number of full and partial months he worked during the year.

(d)           If the applicable requirement detailed in subsection (c) above is met as of the June 30 by which the Participant’s Bonus deferral election must be made, the Participant may direct that his Elective Deferrals from his Bonus for the Calendar Year be credited with earnings or losses based on any investment option available under the Plan.

(e)           For example, if a Participant who has completed three Years of Service with the Company as of December 31, 2006 defers $10,000 of his Base Salary for 2007, his Elective Deferrals from his Base Salary will be invested in UFP Stock unless he owns UFP Stock with a market value as of September 30, 2006 equal to his 2005 compensation as reported in box 1 of his 2005 W-2 (assuming he worked for the Company for all of 2005).  If the Participant elects to defer all or any portion of his 2007 Bonus that is payable in 2008, his Elective Deferrals from his Bonus will be invested in UFP Stock unless he owns UFP Stock with a market value as of April 30, 2007 equal to his 2006 compensation as reported in box 1 of his 2006 W-2 (assuming he worked for the Company for all of 2006).

4.5	Vesting in a Participant’s Account

Except as provided in Section 5.3, all amounts credited to a Participant’s Account are always 100% vested.

Article 5

Distribution of Benefits

5.1	Distributable Events

A Participant shall have a Distributable Event for purposes of the Plan on the date the first of the following events occurs:

(a)           The Participant has a Separation from Service;

(b)           The Participant dies while employed by the Company;

(c)           The Participant incurs a Total Disability while employed by the Company; or

(d)           A Change in Control occurs.

5.2	Amount of Benefits

A Participant’s benefits under the Plan shall be equal to the amount credited to the Participant’s Account on the date determined by the Company that is no more than one month prior to the date the amount is distributed to the Participant.

5.3	Time of Payment

A Participant’s benefits from the Plan shall be paid in a single lump sum payment on the one-year anniversary of his Separation from Service.  Notwithstanding the preceding sentence, in the event a Participant dies, suffers a Total Disability or has a Separation from Service after attaining age 55 and in the event of a Change in Control, payment will be made within 60 days after the Participant’s Distributable Event occurs.  In no event, however, will any distribution be made to a Key Employee as a result of a Separation from Service earlier than the six-month anniversary of the date of the Participant’s Separation from Service, unless the Participant dies prior to the end of the six-month period.

If, during the Participant’s employment with the Company or the twelve (12) month period following his Separation from Service, the Participant violates any confidentiality agreement, intellectual property agreement or non-competition agreement with the Company or any Related Employer in effect while the Participant is employed by the Company or a Related Employer or at the time of the Separation from Service, the Participant’s Account shall be reduced to reflect the value that is the lesser of:

(a)           The actual Account value on the date of Separation from Service; or

(b)           The value the Account would have been on the date of Separation from Service if it had been credited with an earnings rate of 0% from the time the Elective Deferrals were initially credited to the Account and no discount had been available for deemed investments in UFP Stock.

5.4	Form of Payment

A Participant’s benefits from the Plan shall be distributed in cash, except all amounts treated as invested in UFP Stock shall be distributed in the form of certificates for UFP Stock.

5.5	Hardship Withdrawals

A Participant who has an unforeseeable financial emergency may receive payment while employed by the Company of all or part of the amount credited to the Participant’s Account.

For purposes of this Section, an unforeseeable financial emergency is a severe financial hardship of the Participant resulting from:  a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  However, the Participant will not be considered to have an unforeseeable emergency if the hardship is or may be relieved:

(a)           Through reimbursement or compensation by insurance or otherwise;

(b)           By liquidation of the Participant’s assets, to the extent the liquidation of such assets would itself not cause severe financial hardship; or

(c)           By the cessation of Elective Deferrals and elective deferrals to the Universal Forest Products, Inc. Employees’ Profit Sharing and 401(k) Plan.

The need to send a Participant’s child to college or the desire to purchase a home are not unforeseeable financial emergencies for purposes of this Section.

A Participant may only withdraw the amount reasonably needed to satisfy the financial emergency need.  The amount of the financial need may include amounts necessary to pay any federal, state or local taxes or penalties relating to the distribution.

The Plan Administrator may periodically establish administrative rules regarding withdrawals under this Section.

5.6	Tax Withholding

Any applicable federal, state, or local income taxes shall be withheld from the benefits paid to a Participant or the Participant’s Beneficiary to the extent required by law or elected by the Participant or Beneficiary.

5.7	Spendthrift Provision

No benefit or interest under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or the Participant’s Beneficiary.

Article 6

Funding

6.1	Establishment of Trust Fund

The Company may enter into a Trust Agreement with an unrelated financial institution, as Trustee, to establish a Trust Fund.  If a Trust Fund is established, the Company may, but is not required to, make contributions to the Trust Fund.  However, if a Change in Control occurs, the Company shall establish a Trust Fund and shall contribute to the Trust Fund an amount, if any, necessary so that the assets of the Trust Fund are sufficient to pay all amounts credited to Participants’ Accounts.

6.2	Status as Grantor Trust

The Trust Fund shall be a grantor trust under Sections 671 through 678 of the Code.  The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Company’s general creditors if the Company becomes insolvent.  If any assets of the Trust Fund are seized by general creditors of the Company, a Participant’s right to receive benefits under the Plan shall not be changed.

6.3	Status of Participants as Unsecured Creditors

The obligation of the Company to pay benefits under the Plan shall be unsecured.  Each Participant is an unsecured creditor of the Company.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.

The establishment of an Account for a Participant and the Company’s payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan for tax purposes or Title I of ERISA.

Article 7

Administration

7.1	Plan Administrator

The Company shall have the sole responsibility for the administration of the Plan and is designated as named fiduciary and Plan Administrator.  The Plan Administrator shall have the power and duties which are described in this Article.  The Administrative Committee shall carry out the functions of the Plan Administrator with respect to the day-to-day operations of the Plan.  If a member of the Administrative Committee is a Participant, the member shall abstain from voting on any matter relating to the member’s benefits under the Plan.

7.2	Powers of Plan Administrator

The Plan Administrator shall have all discretionary powers necessary to administer and satisfy its obligations under the Plan, including, but not limited to, the following:

(a)           Maintain records pertaining to the Plan.

(b)           Interpret the terms and provisions of the Plan.

(c)           Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

(d)           Determine the rights under the Plan of any Participant applying for or receiving benefits.

(e)           Administer the appeal procedure provided in this Article.

(f)           Perform all acts necessary to meet the reporting and disclosure obligations imposed by Sections 101 through 111 of ERISA (if any are applicable).

(g)           Delegate specific responsibilities for the operation and administration of the Plan to such Employees or agents as it deems advisable and necessary.

(h)           Issue reports to Participants no less than once per year.

7.3	Standard of Care

The Plan Administrator shall administer the Plan solely in the interest of Participants and for the exclusive purposes of providing benefits to the Participants and their Beneficiaries.  The Plan Administrator shall administer the Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

The Plan Administrator shall not be liable for any act or omission relating to its duties under the Plan unless the act or omission violates the standard of care described in this Section.

7.4	Appeal Procedure

Any Participant whose application for benefits under the Plan has been denied, in whole or in part, shall be given written notice of the denial of benefits by the Plan Administrator.  The notice shall be in easily understood language and shall indicate the reasons for denial and the specific provisions of the Plan on which the denial is based.  The notice shall explain that the Participant may request a review of the denial and the procedure for requesting review.  The notice shall describe any additional information necessary to approve the Participant’s claim and explain why such information is necessary.

A Participant may make a written request to the Plan Administrator for a review of any denial of benefits under the Plan.  The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial.  The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

A Participant who requests a review of a denial of benefits in accordance with this appeal procedure may examine pertinent documents and submit pertinent issues and comments in writing.  A Participant may have a duly authorized representative act on his behalf in exercising his right to request a review and any other rights granted by this appeal procedure.  The Plan Administrator shall provide a review of the decision denying the claim for benefit within 60 days after receiving the written request for review.

A Participant shall not be permitted to commence any legal action against the Company regarding his benefits under the Plan before exhausting the appeal procedure contained in this Section.

7.5	Indemnification of Administrative Committee

The Company shall indemnify and hold harmless the members of the Administrative Committee and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Administrative Committee.

Article 8

Miscellaneous

8.1	No Employment Rights

The existence of the Plan shall not grant a Participant any legal right to continue as an Employee, nor affect the right of the Company to discharge a Participant.

8.2	Amendment

The Company shall have the right to amend the Plan at any time.  But no amendment shall reduce the amount credited to a Participant’s Account.

8.3	Termination

The Company shall have the right to terminate the Plan at any time.  If the Plan is terminated, no additional amounts shall be credited to a Participant’s Account under Section 4.2.  But the Participant’s Account shall be adjusted for Investment Results under Section 4.3 until the Participant’s benefits are distributed to the Participant.

The Participant shall be entitled to receive the amounts credited to his Account upon satisfying the requirements for payment of benefits under the Plan.  However, the Company may pay the Participant the amount credited to the Participant’s Account at any time after the Plan is terminated if the payment is permitted by Section 409A of the Code.

8.4	Severability

The unenforceability of any provision of the Plan shall not affect the enforceability of the remaining provisions of the Plan.

8.5	Construction

Words used in the masculine shall apply to the feminine where applicable.  Wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

8.6	Governing Law

To the extent that Michigan law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the state of Michigan.

Signature

The Company has signed the amended and restated Universal Forest Products, Inc. Deferred Compensation Plan this ______ day of ________________, 2011.

UNIVERSAL FOREST PRODUCTS, INC.

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